UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA		94945
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 15, 2007, Sonic Solutions (“Sonic”) received, as expected, an additional notice of non-compliance from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) due to Sonic’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 (the “Additional Staff Determination”), as required by NASDAQ Marketplace Rule 4310(c)(14).

As previously announced on February 1, 2007, Sonic has commenced a voluntary review of its historical and current stock option grant practices and related accounting. Based on the review, the audit committee of Sonic’ s board of directors and Sonic’s management have preliminarily concluded that, under applicable accounting guidance, Sonic lacks sufficient documentation for certain historical option grants and that the measurement dates associated with these option grants will need to be adjusted. Further, as previously announced, the audit committee, after consultation with management and Sonic's board of directors, has determined that Sonic's annual and interim financial statements may no longer be relied upon.

Sonic has determined that it will have to record additional cash and non-cash charges for stock-based compensation expense and restate its previous financial statements, and that such charges will be material. Sonic is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions. Sonic intends to file its restated financial results and related periodic reports as quickly as possible.

As previously announced, Sonic received prior notices of non-compliance from the Staff based upon Sonic's failure to timely file its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006 and June 30, 2007 and its annual report on Form 10-K for its fiscal year ended March 31, 2007, each as required by NASDAQ Marketplace Rule 4310(c)(14) and for failure to solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006, on or before March 31, 2007 as required by NASDAQ Marketplace Rules 4350(e) and 4350(g), respectively. On October 26, 2007 Sonic received a letter from the NASDAQ Listing Hearing and Review Council (the “Listing Council”) notifying Sonic of its decision to grant Sonic an exception to demonstrate compliance with all of The NASDAQ Global Select Market’s continued listing requirements until December 26, 2007 (the “Compliance Date”). While Sonic is working diligently to meet the applicable listing requirements by the Compliance Date, Sonic now believes it will need additional time to regain full compliance with the NASDAQ filing requirements and to hold an annual meeting for its fiscal year ended March 31, 2006. As a result, Sonic plans to submit a request to the NASDAQ Board of Directors to call the Listing Council’s decision for review, to grant Sonic additional time to regain compliance with The NASDAQ Global Select Market’s continued listing requirements and to stay the delisting of Sonic’s common stock from The NASDAQ Global Select Market. In the event the NASDAQ Board of Directors elects not to call the Listing Council’s decision for review and stay the delisting of Sonic’s common stock, Sonic’s common stock would be subject to delisting from The NASDAQ Stock Market.

On November 21, 2007, the Company issued a press release announcing its receipt of the Additional Staff Determination. The full text of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01. Financial Statements And Exhibits.

d. Exhibits

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit	Description

99.1	Press release dated November 21, 2007, regarding receipt of the Additional Staff Determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ David C. Habiger
Name: David C. Habiger
Title: President and Chief Executive Officer (Principal Executive Officer)

Date: November 21, 2007